Exhibit 99.1

News

Contact:	Joe Norton (News Media) 212-770-3144 Charlene Hamrah (Investment Community) 212-770-7074
AIG ELECTS SUZANNE NORA JOHNSON TO BOARD OF DIRECTORS
NEW YORK, July 16, 2008 – The Board of Directors of American International Group, Inc. (AIG) today elected Suzanne Nora Johnson a Director.
     Ms. Nora Johnson, 51, retired as Vice Chairman of The Goldman Sachs Group, Inc. in 2007. Ms. Nora Johnson had been at the firm for more than two decades in roles including the Head of the Global Investment Research Division and the Chairman of the Global Markets Institute. Prior to joining Goldman Sachs, Ms. Nora Johnson was an attorney with Simpson Thacher & Bartlett in New York.
     Ms. Nora Johnson serves as a Director on the Boards of Intuit Inc., Pfizer Inc. and Visa Inc. She also serves on the Boards of several non-profit organizations including The American Red Cross, The Brookings Institution, The Carnegie Institution of Washington and Women’s World Banking. She chairs the investment committees at the University of Southern California and the Markle Foundation. She also chairs the Global Agenda Council on Systemic Financial Risk at the World Economic Forum.
     A native of Chicago, she earned a J.D. degree from Harvard Law School and a B.A. degree in Interdisciplinary Studies (economics, philosophy/religion, political science) from the University of Southern California.
     Robert B. Willumstad, AIG Chairman and Chief Executive Officer, said Ms. Nora Johnson brings impressive knowledge of the capital markets and investment research experience to the AIG Board. “Suzanne’s insights and guidance will be invaluable as AIG addresses the challenges presented by today’s unsettled financial conditions.”
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions.  AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer.  In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world.  AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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American International Group, Inc.
70 Pine Street, New York, NY 10270